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Exhibit 5

[LETTERHEAD OF PETILLON & HIRAIDE LLP]

June 26, 2006

Bidz.com, Inc.
3562 Eastham Drive
Culver City, California 90232

  Re:
  Registration Statement on Form S-1 (Reg. No. 333-132545)

Ladies and Gentlemen:

        As legal counsel to Bidz.com, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-1, Registration No. 333-132545, filed with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of common stock of the Company covered by the Registration Statement (the "Shares"). The facts, as we understand them, are set forth in the Registration Statement.

        With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

        A.    The Certificate of Incorporation of the Company;

        B.    The Bylaws of the Company;

        C.    The Registration Statement;

        D.    Resolutions of the Board of Directors of the Company dated March 15, 2006 relating to the approval of the filing of the Registration Statement and the transactions in connection therewith; and

        E.    The form of Underwriting Agreement among the Company, certain stockholders of the Company (the "Selling Stockholders") and the representative of the underwriters named therein (the "Representative"), which is attached to the Registration Statement as Exhibit 1.1 (the "Underwriting Agreement").

        Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through D above, it is our opinion that (i) the shares of Common Stock to be offered and sold by the Company will be validly issued, fully paid, and nonassessable and (ii) the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and validly issued and will be fully paid and non-assessable when (a) the Registration Statement as then amended shall have been declared effective by the Securities and Exchange Commission, (b) the Underwriting Agreement shall have been duly executed and delivered and (c) the Shares have been duly issued, executed, authenticated, delivered, paid for and sold by the Company as described in the Registration Statement and in accordance with the provisions of the Underwriting Agreement.

        We are admitted to practice law in the state of California and we render this opinion with respect to, and express no opinion herein concerning the application or effect of the law of any jurisdiction other than the existing laws of the United States of America, the state of California and the Delaware General Corporation Law, the Delaware Constitution, and reported judicial decisions relating thereto.

        We hereby expressly consent to any reference to our firm in the Registration Statement and in any registration statement filed pursuant to Rule 462(b) under the Securities Act for this same offering, inclusion of this Opinion as an exhibit to the Registration Statement and the incorporation by reference into any such additional registration statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,
/s/ PETILLON & HIRAIDE LLP

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  Exhibit 5